Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

ALLERGY RESEARCH GROUP INC.

at

$1.33 Net Per Share

by

LONGHORN ACQUISITION CORP.

a wholly-owned subsidiary

of

KI NUTRICARE, INC.

a wholly-owned subsidiary

of

KIKKOMAN CORPORATION.

August 12, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 12, 2008 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Longhorn Acquisition Corp. (the “Purchaser”), a Florida corporation and a wholly-owned subsidiary of KI Nutricare, Inc. (“KI Nutricare”), a New York corporation and wholly-owned subsidiary of Kikkoman Corporation, a corporation organized under the laws of Japan, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Allergy Research Group, Inc., a Florida corporation (the “Company”). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $1.33 per Share, net to you in cash without interest, less any required withholding tax.

2.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of Tuesday, September 9, 2008, unless extended (as extended, the “Expiration Date”).

3.	The Offer is conditioned upon, among other things, the condition that, prior to the Expiration Date, the number of Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn, together with all other Shares beneficially owned by KI Nutricare or its subsidiaries, or the Company, shall equal at least 67% of the Shares then outstanding on the date of purchase (as determined on a fully diluted basis).

4.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Allergy Research Group Inc.

by

Longhorn Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 12, 2008, and the related Letter of Transmittal, in connection with the offer by Longhorn Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”) of Allergy Research Group, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered: *

Account Number:

Dated: * Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date: